[Date]
[Name]

Re:    Retention Agreement

Dear [Name]:

This letter (the “Agreement”) sets forth the terms and conditions of the retention arrangement between yourself and Bellerophon Therapeutics, Inc. (the “Company”).

1.    Retention Payment. In the event that your employment with the Company is terminated by the Company without Cause (as defined below) within six (6) months following the Result Date (as defined below), then provided that you execute a general release in favor of the Company, in the form provided by the Company (the “Release”), no later than the sixtieth (60th) day following your date of termination (the “Release Review Period”), you shall be entitled to a severance payment in an amount equal to the sum of: (i) twelve (12) months of your base salary then in effect; and (ii) an amount equal to the amounts representing the amount of premiums the Company would have paid on your behalf for your participation in the Company’s healthcare plan and the amount of matching contributions the Company would have made to the 401(k) assuming your maximum contributions (the “Retention Payment”). The Retention Payment shall be paid to you in a single lump sum on the eighth (8th) day following the date the Release becomes effective, subject to standard payroll deductions and withholdings, provided, however, that if the Release Review Period begins in one tax year and ends in a later tax year, the payment of the Retention Payment will be paid following the date that the Release is effective that occurs in the later tax year.

2.	Definitions. The following terms shall have the following meanings:

(a)“Cause” means with respect to your termination of employment: (x) if you and the Company are parties to a written agreement defining “Cause” or a similar term, the definition set forth in that agreement; or (y) if you and the Company are not parties to a written agreement defining “Cause” or a similar term, your: (i) commission of, indictment, or conviction for, any crime involving moral turpitude or any felony; (ii) participation in any fraud against the Company; (iii) your substantial failure to perform (other than by reason of physical or mental illness or disability for a period of less than three consecutive months or in aggregate less than twenty-six weeks), or gross negligence in the performance of your duties and responsibilities to the Company; (iv) other conduct by you that is reasonably anticipated to harm the business, interests or reputation of the Company; or (v) your breach of a material term of this Agreement or any other written agreement between you and the Company. For the avoidance of doubt, a termination without Cause shall not include a termination due to your death or disability.

(b)“Result Date” means the date that top-line data results for the Phase 2b iNO-PF clinical trial are released.

3.    Section 409A. To the extent that any of the payments provided for in Section 1 are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the United States Internal Revenue Code (the “Code”), the following interpretations apply to Section 1:

(a)    Any termination of your employment triggering payment of benefits under Section 1 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. § 1.409A-l(h) before distribution of such benefits can commence. To the extent that the termination of your employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-

1(h) (as the result of further services that are reasonably anticipated to be provided by you to the Company or any of its parents, subsidiaries or affiliates at the time your employment terminates), any benefits payable under Section 1 that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).

(b)    To the extent you are a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date of your separation from service becomes effective, any benefits payable under Section 1 that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (i) the business day following the six-month anniversary of the date your separation from service becomes effective, and (ii) the date of your death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (x) the business day following the six-month anniversary of the date your separation from service becomes effective, and (y) your death, the Company shall pay you in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid to you prior to that date under Section 1 of this Agreement.

4.	Miscellaneous.

(a)    No Additional Rights. This Agreement does not confer any rights to employment or right to provide services under any employment or consulting agreement or otherwise, nor does it create or convey any equity or ownership interest in the Company nor any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the Company’s equity holders.

(b)    Taxes. You acknowledge that the ultimate liability for all taxes legally due by you is and remains your responsibility and the Company makes no representations or undertakings regarding the treatment of any taxes in connection with any aspect of this Agreement.

(c)    Entire Agreement. Unless otherwise provided, herein, this Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(d)    Notice. Any notices required or permitted hereunder shall be addressed to the Company, at its principal offices, or to you at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the mail. Either party may, by notice to the other given in the manner aforesaid, change his or its address for future notices.

(e)    General Creditor. All payments due under this Agreement shall be paid from the general assets of the Company and no separate fund shall be established to secure payment of these amounts. The amounts payable under this Agreement shall be entries in the Company’s books and records only. All amounts payable under this Agreement shall remain available to and subject to the claims of the Company’s creditors until actually paid to you.

(f)    Confidentiality. You must keep this Agreement and your eligibility and rights hereunder confidential except to your family and tax or legal advisors, provided they agree to keep this Agreement and your eligibility and rights confidential.

(g)    Amendment. This Agreement may be amended or modified only by a written instrument executed by both you and the Company.

(h)    Governing Law. This is a New Jersey contract and shall be construed under and be governed in all respects by the laws of the State of New Jersey for contracts to be performed in that State and without giving effect to the conflict of laws principles of the State of New Jersey or any other State.

[Signature Page Follows]

BELLEROPHON THERAPEUTICS, INC.

By:
Name: [•]
Title: [•]

Acknowledged and Agreed:

______________________
[Name]